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As filed with the Securities and Exchange Commission on June 13, 2014

Registration No. 333-195169

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Minerva Neurosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	26-0784194
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
245 First Street Suite 1800 Cambridge, MA 02142 (617) 444-8444 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Rogerio Vivaldi Coelho
Chief Executive Officer
245 First Street
Suite 1800
Cambridge, MA 02142
(617) 444-8444
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Pollak Denis Segota Morgan Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 (212) 309-6000	Nicole Brookshire Darren K. DeStefano Charles S. Kim Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 (617) 937-2300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)

Common Stock, $0.0001 par value per share	$75,272,724	$9,696

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price of any additional shares that the underwriters have the option to purchase.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)
The Registrant previously paid $8,888 with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (File No. 333-195169) is being filed solely for the purpose of updating the Calculation of Registration Fee table set forth on the registration statement facing page based on a proposed offering of 6,272,727 shares (including up to 818,182 shares subject to the underwriters' option to purchase additional shares) at $12.00 per share, the top of the range set forth on the cover of the preliminary prospectus included in Amendment No. 1 to the Registration Statement dated June 10, 2014, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee, and the NASDAQ Global Market listing fee.

SEC registration fee	$9,696
FINRA filing fee	11,791
NASDAQ Global Market listing fee	125,000
Legal fees and expenses	1,400,000
Accounting fees and expenses	1,000,000
Printing and engraving expenses	350,000
Transfer agent and registrar fees and expenses	2,500
Miscellaneous fees and expenses	678,013

Total	$3,577,000

Item 14.    Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (referred to as the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

The certificate of incorporation of the Registrant that will be in effect at the closing of this offering provides for indemnification of the Registrant's directors, officers, authorized representatives, and other agents to the maximum extent permitted by the DGCL, and the bylaws that will be in effect at the closing of this offering provide for indemnification of the directors, officers, authorized representatives, and other agents to the maximum extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, and amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify the Registrant, its officers, and directors against liabilities under the Securities Act of 1933, as amended.

Item 15.    Recent Sales of Unregistered Securities

Since January 1, 2011, we issued the following unregistered securities, after giving effect to the 1-for-3.5 reverse stock split of our common stock effected on June 9, 2014:

Common Stock Issuances

Since January 1, 2011, we sold an aggregate of 900,000 shares of common stock to six accredited investors at a purchase price of $3.50 per share for total proceeds of $3,150,000.

In February and April 2012, we issued in exchange for services an aggregate of 105,311 shares of common stock to one of our consultants for an aggregate purchase price of $36.85.

In April 2012, we issued 821,429 shares of common stock to an accredited investor in exchange for a note payable of approximately $3.1 million (or approximately $3.71 per share). In December 2013, we issued 27,925 shares of common stock to the same investor in exchange for a note payable of $97,737 (or approximately $3.50 per share).

In December 2013, we issued in exchange for services 24,516 shares of common stock to one of our consultants for an aggregate purchase price of $8.58.

Sonkei Securities Issuances

Common Stock Issuances

In March 2012, Sonkei Pharmaceuticals, Inc. issued 317,857 shares of common stock to an accredited investor in exchange for a note payable of €1,112,500 (or approximately €3.52 per share).

In January 2012, Sonkei Pharmaceuticals, Inc. issued in exchange for services 32,434 shares of common stock to a consultant for an aggregate purchase price at par value of $11.35.

Convertible Debt

During November 2013, Sonkei Pharmaceuticals, Inc. issued convertible promissory notes with a stated interest rate of 8% per annum for an aggregate amount of approximately €518,519 to five accredited investors.

Option Issuances

Since January 1, 2011, we granted to our directors, officers and a consultant options to purchase an aggregate of 646,759 shares of our common stock under our equity compensation plans at an exercise price of $9.49 per share.

Convertible Debt

During November 2013, we issued convertible promissory notes with a stated interest rate of 8% per annum for approximately $1.3 million in aggregate to six accredited investors.

Warrants

During 2011 and 2012, we issued warrants to purchase 50,000 shares of our common stock to an accredited investor at an exercise price of $3.71 per share.

Shares Issued in Connection with Acquisitions

Since January 1, 2011, we issued an aggregate of 3,478,775 shares of our common stock in connection with our acquisitions of certain companies or their assets.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation S of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.		Description of Exhibit
1.1	^	Form of Underwriting Agreement
3.1	^	Amended and Restated Certificate of Incorporation of the Registrant
3.2	^	Amended and Restated Bylaws of the Registrant
3.3	^	Certificate of Merger Merging Sonkei Pharmaceuticals, Inc. with and into Cyrenaic Pharmaceuticals, Inc., dated as of November 12, 2013
4.1	^	Form of Common Stock Certificate
4.2	^	Investor Rights Agreement among the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc. and certain of its security holders, dated as of August 29, 2007
4.3	^	Amendment No. 1 to Investor Rights Agreement among the Registrant and certain of its security holders, dated as of December 20, 2013
4.4	^	Promissory Note between Wint2felden Holding SA and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of March 30, 2012
4.5	^	Promissory Note between Wint2felden Holding SA and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of April 26, 2012
4.6	^	Promissory Note between Wint2felden Holding SA and the Registrant, dated as of December 20, 2013
4.7	^	Convertible Promissory Note between Index Ventures III (Delaware), L.P. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.8	^	Convertible Promissory Note between Care Capital Offshore Investments III LP. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.9	^	Convertible Promissory Note between Index Ventures III (Jersey), L.P. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.10	^	Convertible Promissory Note between Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P. and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.11	^	Convertible Promissory Note between Index Ventures IV (Jersey), L.P. and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.12	^	Convertible Promissory Note between Care Capital Offshore Investments III LP and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.13	^	Convertible Promissory Note between Care Capital Investments III LP and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013

Exhibit No.		Description of Exhibit
4.14	^	Convertible Promissory Note between Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.15	^	Convertible Promissory Note between Yucca (Jersey) SLP and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.16	^	Convertible Promissory Note between Yucca (Jersey) SLP and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.17	^	Convertible Promissory Note between Care Capital Investments III LP and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc. dated as of November 6, 2013
4.18	^	Registration Rights Agreement between the Registrant and Johnson & Johnson Development Corporation dated as of February 13, 2014
5.1		Opinion of Morgan, Lewis & Bockius LLP
10.1	^	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.2	#^	License Agreement between Mitsubishi Pharma Corporation and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of August 30, 2007
10.3	#^	Amendment to License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of June 16, 2011
10.4	#^	Second Amendment to License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant, dated as of January 20, 2014
10.5	#^	License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of September 1, 2008
10.6	#^	Amendment to License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant, dated as of January 20, 2014
10.7	#^	Co-Development and License Agreement between Janssen Pharmaceutica, N.V. and the Registrant, dated as of February 13, 2014
10.8	†^	Employment Agreement between Rogerio Vivaldi Coelho and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of October 4, 2013, and amendment thereto dated as of December 30, 2013
10.9	†^	Employment Agreement between Joseph Reilly and the Registrant, dated as of December 23, 2013
10.10	†^	Letter Agreement between Marc D. Beer and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of October 16, 2013
10.11	^	Agreement and Plan of Merger of Sonkei Pharmaceuticals, Inc. with and into Cyrenaic Pharmaceuticals, Inc., dated as of November 12, 2013
10.12	^	Assignment Agreement between ProteoSys AG, Mind-NRG SA and Pentavest S.à.r.l. dated as of September 6, 2010
10.13	^	Share Purchase Agreement between the Registrant, Mind-NRG SA and Various Shareholders dated as of February 11, 2014

Exhibit No.		Description of Exhibit
10.14	^	Common Stock Purchase Agreement between Johnson & Johnson Development Corporation and the Registrant, dated as of February 13, 2014
10.15	†^	Consulting Agreement between Remy Luthringer and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of January 11, 2011
10.16	†^	Amendment No. 1 to the Consulting Agreement between Remy Luthringer and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of September 1, 2011
10.17	†^	Consulting Agreement between Geoff Race and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of September 1, 2011
10.18	†^	Consulting Agreement between Geoff Race and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of October 1, 2011
10.19	^	Stock Purchase Agreement between Care Capital Investments III LP, Index Ventures III L.P. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of August 29, 2007
10.20	^	Amendment No. 1 to Stock Purchase Agreement between Registrant, and various stockholders dated as of March 28, 2014
10.21	^	Stock Repurchase Agreement between Wint2felden Holding SA and the Registrant, dated as of March 31, 2014
10.22	†^	Employment Agreement between Remy Luthringer and Mind-NRG SA, the Registrant's subsidiary, dated as of April 8, 2014
10.23	†^	Employment Agreement between Geoff Race and Mind-NRG SA, the Registrant's subsidiary, dated as of April 8, 2014
10.24	^	Amended and Restated 2013 Equity Incentive Plan of the Registrant
10.25	^	Letter Agreement with Jan van Heek and the Registrant, dated as of December 11, 2013
10.26	^	Loan Agreement by and among certain stockholders and their affiliates and the Registrant, dated as of April 30, 2014.
10.27	^	Loan Agreement by and among certain stockholders and their affiliates and the Registrant, dated as of May 23, 2014.
21.1	^	List of subsidiaries
23.1		Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2	^	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3	^	Consent of Deloitte & Touche LLP, independent auditors
23.4	^	Consent of PricewaterhouseCoopers SA, independent auditors
24.1	^	Power of Attorney
99.1	^	Consent of Director Nominee

#
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment.

†
Indicates a management contract or compensatory plan

^
Previously filed

(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is included in the financial statements or related notes.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on June 13, 2014.

MINERVA NEUROSCIENCES, INC.
By:	/s/ ROGERIO VIVALDI COELHO Rogerio Vivaldi Coelho President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROGERIO VIVALDI COELHO Rogerio Vivaldi Coelho	President, Chief Executive Officer and Director (Principal Executive Officer)	June 13, 2014
* Geoff Race	Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	June 13, 2014
* Marc Beer	Director	June 13, 2014
* Francesco de Rubertis	Director	June 13, 2014
* Michèle Ollier	Director	June 13, 2014
* Lorenzo Pellegrini	Director	June 13, 2014

*By:	/s/ ROGERIO VIVALDI COELHO Rogerio Vivaldi Coelho Attorney-in-Fact

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	^	Form of Underwriting Agreement
3.1	^	Amended and Restated Certificate of Incorporation of the Registrant
3.2	^	Amended and Restated Bylaws of the Registrant
3.3	^	Certificate of Merger Merging Sonkei Pharmaceuticals, Inc. with and into Cyrenaic Pharmaceuticals, Inc., dated as of November 12, 2013
4.1	^	Form of Common Stock Certificate
4.2	^	Investor Rights Agreement among the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc. and certain of its security holders, dated as of August 29, 2007
4.3	^	Amendment No. 1 to Investor Rights Agreement among the Registrant and certain of its security holders, dated as of December 20, 2013
4.4	^	Promissory Note between Wint2felden Holding SA and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of March 30, 2012
4.5	^	Promissory Note between Wint2felden Holding SA and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of April 26, 2012
4.6	^	Promissory Note between Wint2felden Holding SA and the Registrant, dated as of December 20, 2013
4.7	^	Convertible Promissory Note between Index Ventures III (Delaware), L.P. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.8	^	Convertible Promissory Note between Care Capital Offshore Investments III LP. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.9	^	Convertible Promissory Note between Index Ventures III (Jersey), L.P. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.10	^	Convertible Promissory Note between Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P. and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.11	^	Convertible Promissory Note between Index Ventures IV (Jersey), L.P. and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.12	^	Convertible Promissory Note between Care Capital Offshore Investments III LP and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.13	^	Convertible Promissory Note between Care Capital Investments III LP and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.14	^
Convertible Promissory Note between Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013
4.15	^	Convertible Promissory Note between Yucca (Jersey) SLP and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of November 6, 2013
4.16	^	Convertible Promissory Note between Yucca (Jersey) SLP and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of November 6, 2013

Exhibit No.		Description of Exhibit
4.17	^	Convertible Promissory Note between Care Capital Investments III LP and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc. dated as of November 6, 2013
4.18	^	Registration Rights Agreement between the Registrant and Johnson & Johnson Development Corporation dated as of February 13, 2014
5.1		Opinion of Morgan, Lewis & Bockius LLP
10.1	^	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.2	#^	License Agreement between Mitsubishi Pharma Corporation and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of August 30, 2007
10.3	#^	Amendment to License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of June 16, 2011
10.4	#^	Second Amendment to License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant, dated as of January 20, 2014
10.5	#^	License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of September 1, 2008
10.6	#^	Amendment to License Agreement between Mitsubishi Tanabe Pharma Corporation and the Registrant, dated as of January 20, 2014
10.7	#^	Co-Development and License Agreement between Janssen Pharmaceutica, N.V. and the Registrant, dated as of February 13, 2014
10.8	†^	Employment Agreement between Rogerio Vivaldi Coelho and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of October 4, 2013, and amendment thereto dated as of December 30, 2013
10.9	†^	Employment Agreement between Joseph Reilly and the Registrant, dated as of December 23, 2013
10.10	†^	Letter Agreement between Marc D. Beer and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of October 16, 2013
10.11	^	Agreement and Plan of Merger of Sonkei Pharmaceuticals, Inc. with and into Cyrenaic Pharmaceuticals, Inc., dated as of November 12, 2013
10.12	^	Assignment Agreement between ProteoSys AG, Mind-NRG SA and Pentavest S.à.r.l. dated as of September 6, 2010
10.13	^	Share Purchase Agreement between the Registrant, Mind-NRG SA and Various Shareholders dated as of February 11, 2014
10.14	^	Common Stock Purchase Agreement between Johnson & Johnson Development Corporation and the Registrant, dated as of February 13, 2014
10.15	†^	Consulting Agreement between Remy Luthringer and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of January 11, 2011
10.16	†^	Amendment No. 1 to the Consulting Agreement between Remy Luthringer and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of September 1, 2011
10.17	†^	Consulting Agreement between Geoff Race and the Registrant, f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of September 1, 2011
10.18	†^	Consulting Agreement between Geoff Race and the Registrant as successor in interest to Sonkei Pharmaceuticals, Inc., dated as of October 1, 2011

Exhibit No.		Description of Exhibit
10.19	^	Stock Purchase Agreement between Care Capital Investments III LP, Index Ventures III L.P. and the Registrant f/k/a Cyrenaic Pharmaceuticals, Inc., dated as of August 29, 2007
10.20	^	Amendment No. 1 to Stock Purchase Agreement between Care Capital Investments III LP, Index Ventures III L.P. and the Registrant and various Shareholders, dated as of March 28, 2014
10.21	^	Stock Repurchase Agreement between Wint2felden Holding SA and the Registrant, dated as of March 31, 2014
10.22	†^	Employment Agreement between Remy Luthringer and Mind-NRG SA, the Registrant's subsidiary, dated as of April 8, 2014
10.23	†^	Employment Agreement between Geoff Race and Mind-NRG SA, the Registrant's subsidiary, dated as of April 8, 2014
10.24	^	Amended and Restated 2013 Equity Incentive Plan of the Registrant
10.25	^	Letter Agreement between Jan van Heek and the Registrant, dated as of December 11, 2013
10.26	^	Loan Agreement by and among certain stockholders and their affiliates and the Registrant, dated as of April 30, 2014.
10.27	^	Loan Agreement by and among certain stockholders and their affiliates and the Registrant, dated as of May 23, 2014.
21.1	^	List of subsidiaries
23.1		Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2	^	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3	^	Consent of Deloitte & Touche LLP, independent auditors
23.4	^	Consent of PricewaterhouseCoopers SA, independent auditors
24.1	^	Power of Attorney
99.1	^	Consent of Director Nominee

#
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment.

†
Indicates a management contract or compensatory plan

^
Previously filed

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX